Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock California Tax-Free Income Fund of our report dated July 14, 2017, relating to the financial statements and financial highlights, which appears in the John Hancock California Tax-Free Income Fund Annual Report on Form N-CSR for the year ended May 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 28, 2017